UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 8, 2013

DEL TORO SILVER CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52499	98-0515290
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 North Carson Street, Carson City, Nevada		89701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		775.782.3999

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective February 8, 2013, Del Toro Silver Corp. (the “Company”) entered into a letter agreement with Moody Capital Solutions, Inc. in connection with the proposed joint venture agreement for the Natchez Pass gold mine. The initial term of the letter agreement is 60 days from February 8, 2013, the date of execution, in which Moody Capital shall make best efforts to raise a minimum of $500,000. The second term is at Company's sole discretion and runs for 60 days in which Moody Capital shall make best efforts to raise the remaining $500,000. No disbursements shall be made to the Company until $500,000 has been raised.

Moody Capital will assist in the creation of the entire joint venture offering, assist the Company in structuring a joint venture agreement, identify, contact and evaluate potential joint venture partners.

Compensation to Moody Capital under the letter agreement will include the following:

(a)
a 5% net smelter return (“NSR”) in kind or in cash, at Moody Capital's election, for raising and disbursing a minimum of $500,000 to the Company.  The NSR shall terminate upon termination of the joint venture agreement and be recorded against claims until all sums due under the letter agreement have been repaid;

(b)	a 5% commission to Moody Capital upon closing of an asset sale brought by Moody Capital;

(c)
a 5% termination fee on a minimum $500,000 in raised funds in the event of an asset sale by another broker after the mine is in production, which fee is payable upon closing of such asset sale; return of 100% of disbursed investor funds (minimum raised $500,000) plus a 10% joint venture agreement termination fee in the event of an asset sale through another broker after mine is in production, which fee is payable upon closing of such an asset sale.

Item 9.01	Financial Statements and Exhibits
10.1	Letter Agreement with Moody Capital Solutions, Inc. dated February 4, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL TORO SILVER CORP.

/s/ Greg Painter
Greg Painter
President, Chief Executive Officer, Secretary, Treasurer and Director
Date:	February 8, 2013